Exhibit 3.1

Business Number C2733 - 2002 Filed in the Office of Filing Number 20265878946 Secretary of State State Of Nevada Filed On 7/2/2026 10:00:00 AM Number of Pages 3

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CERTIFICATE OF CHANGE

PURSUANT TO NRS 78.209

NOCERA, INC.

July 6, 2026

The undersigned officer of Nocera, Inc., a Nevada corporation (the "Corporation"), hereby certifies as follows:

1. Current Authorized Shares. The total authorized capital stock of the Corporation consists of 210,000,000 shares: 200,000,000 shares of Common Stock, par value $0.001 per share; 8,000,000 shares of undesignated Preferred Stock, par value $0.001 per share; and 2,000,000 shares of Series A Preferred Stock, par value $0.00I per share. Only the Common Stock is affected by this Certificate of Change.

2. Authorized Shares After the Change. The number of authorized shares of Common Stock after the change is 200,000,000 shares, par value $0.001 per share. No change is made to the authorized shares or par value of any class or series of Preferred Stock.

3. Exchange Ratio. Each thirty (30) issued and outstanding shares of Common Stock shall be combined into one (t) issued and outstanding share of Common Stock.

4. Fractional Shares. No fractional shares of Common Stock will be issued. In lieu thereof, each stockholder who would otherwise be entitled to a fractional share will receive a cash payment equal to such fractional interest multiplied by the closing sale price of the Common Stock on the Nasdaq Capital Market on the last trading day before the effective date. Less than one percent (1%) of the outstanding shares will be affected by such fractional share treatment.

5. Stockholder Approval. The required approval of the stockholders has been obtained. At the annual meeting of stockholders held on January 12, 2026, stockholders approved Proposal No. 4 authorizing the Board of Directors to effect a reverse stock split at a ratio of not less than 1-for- 5 and not greater than 1-for-100. On June 25, 2026, the Board of Directors selected the ratio of I - for-30.

6. Effective Date. This Certificate of Change shall become effective at 4:30 p.m. Eastern Time on July 6, 2026.

[Signature page to follow]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Change as of the date set forth below.

NOCERA, INC.

By: /s/ Andy Jin

Name: Andy Jin

Title: Chief Executive Officer

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